Exhibit 4.4(b)

Execution copy 9

ADDENDUM NO. 1 AND WAIVER AGREEMENT to
USD 8,000,000 TERM LOAN FACILITY AGREEMENT

for

Seapowet Trading Ltd. as Borrower

and

Nordea Bank Norge ASA as Lender

17 July 2009

THIS ADDENDUM NO. 1 AND WAIVER AGREEMENT                                                                                                           (the “Addendum”) is dated 17 July 2009 and made between:

(1)	Seapowet Trading Ltd., of Marshall Islands with its business address at 3rd Floor Par La Place, 14 Par La Ville Road, Hamilton HM 08 Bermuda as borrower (the “Borrower”); and

(2)	Nordea Bank Norge ASA of Middelthunsgate 17, N-0368 Oslo, Norway, organisation number 911 044 110, as lender (the “Lender”).

WHEREAS:

(A)
This Addendum is supplemental to the USD 8,000,000 Term Loan Facility Agreement dated 5 September 2006 (the “Original Facility Agreement”) and made between the Borrower and the Lender (together the “Parties” and each of them a “Party”) relating to a certain term loan facility for an aggregate amount of USD 8,000,000;

(B)	The Borrower has asked for a waiver or amendments (as the case may be) of certain of the provisions of the Original Facility Agreement; and

(C)
The Parties have agreed to supplement and amend the Original Facility Agreement by entering into this Addendum to reflect the agreement reached between the Parties with respect to, amongst others, the temporary waiver of the provisions in Clause 20.2.1 (Minimum Value Adjusted Equity Ratio) of the Original Facility Agreement.

NOW IT IS HEREBY AGREED as follows:

1	CONSTRUCTION AND INTERPRETATION

1.1	References to this Agreement

References in the Original Facility Agreement to “this Agreement” shall, with effect from the Effective Date be read and interpreted as references to the Original Facility Agreement as amended by this Addendum (the “Amended Facility Agreement”).

1.2	Construction

In this Addendum, unless the context otherwise requires:

a)	words denoting the singular number shall include the plural and vice versa;

b)	references to Clauses and Appendices are references, respectively, to the Clauses and Appendices of this Addendum;

c)	references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;

d)	clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Addendum; and

e)	capitalized terms shall, unless otherwise provided herein, have the meaning attributed to them in the Original Facility Agreement.

2	CONDITIONS PRECEDENT

The Borrower shall deliver the documents and other evidence listed in Appendix 1 (Conditions precedent) hereto to Lender as soon as possible and in any event within 10 August 2009 at the latest (all such documents and evidence to be in form and substance acceptable to the Lender).

3	AMENDMENTS TO THE ORIGINAL FACILITY AGREEMENT

3.1	General

The Original Facility Agreement shall, with effect from 30 June 2009 (the “Effective Date”), be amended as set out in this Clause 3 and will continue to be binding upon each of the Parties thereto in accordance with its terms as hereby amended.

3.2	Amendments to Clause 1.1 (Definitions) of the Original Facility Agreement

a)	The definitions of the following terms in Clause 1.1 (Definitions) of the Original Facility Agreement shall be deleted in their entirety and replaced by the following definitions:

“Finance Documents” means, collectively, this Agreement, the Addendum No. 1, any Security Document and any other documents designated as such by the Lender and the Borrower.”

 “Margin” means three point zero per cent (3.0%) per annum.”

b)	The following new definitions shall be inserted in Clause 1.1 (Definitions) of the Original Facility Agreement:

 “Addendum No. 1” means the addendum no. 1 and waiver agreement to this Agreement dated 17

 July 2009 and made between the Borrower and the Lender.”

4	AMENDMENTS TO THE SECURITY DOCUMENTS

The Security Documents shall (if required by the Lender) be amended (in such form as approved by the Lender) and/or new Security Documents shall be issued so as to ensure that the amendments as set out in this Addendum will apply to the Security Documents and so that the Security Interest created under the Security Documents shall extend to the obligations of the Borrower under the Amended Facility Agreement.

5	TEMPORARY WAIVER

5.1	Temporary waiver

Subject to the conditions set out in Clause 5.2 (Conditions for temporary waiver) below, the Lender has agreed to the temporary waiver of the following provisions of the Amended Facility Agreement in the period from 31 December 2008 and up until 1 January 2010 (the “Waiver Period”):

a)
Clause 20.2.1 (Minimum Value Adjusted Equity Ratio) of the Amended Facility Agreement so that the minimum Value Adjusted Equity Ratio of the Guarantor (on a consolidated basis) shall be of minimum twenty per cent (20%) in the Waiver Period.

5.2	Conditions for temporary waiver under Clause 5.1

The temporary waiver granted to the Obligors as set out in Clause 5.1 (Temporary waiver) above is subject to:

a)	the payment by the Borrower of a waiver fee of USD 10,000, payable to the Lender payable at the date of this Addendum;

b)
the delivery by the Borrower of the documents and other evidence listed in Appendix 1 (Conditions precedent) hereto to the Lender as soon as possible and in any event within 10 August 2009 at the latest; and

c)
save as set out in this Clause 5, the Lender reserves all its rights to take any action available to it under the Finance Documents which shall not be diminished in any way by the issue of the temporary waiver set out in this Clause 5 or be interpreted in any way as an approval, surrender or consent to any Event of Default.

6	CONTINUED FORCE AND EFFECT

a)
The provisions of the Original Facility Agreement and the other Finance Documents shall, save as amended by this Addendum (and/or separate amendments to any of the Security Documents (if any)), continue in full force and effect between the Parties and the Original Facility Agreement and this Addendum shall be read and construed as one instrument.

b)
The Security Interest created by the Security Documents to which any of the Obligors is a party shall extend to the liabilities and obligations of the Obligors under the Amended Facility Agreement and the obligations arising under or in connection with the Amended Facility Agreement and the Security Documents constitute obligations secured under the Security Documents.

7	GOVERNING LAW AND ENFORCEMENT

7.1	Governing law

This Addendum shall be governed by Norwegian law.

7.2	Jurisdiction

a)
The Lender and the Borrower agree that the courts of Oslo, Norway, have jurisdiction to settle any disputes arising out of or in connection with the Finance Documents including a dispute regarding the existence, validity or termination of this Addendum, and the Borrower accordingly submits to the non-exclusive jurisdiction of the Oslo District Court (Oslo tingrett).

b)
Nothing in this Clause 7.2 shall limit the right of the Lender to commence proceedings against the Borrower in any other court of competent jurisdiction. To the extent permitted by law, the Lender may take concurrent proceedings in any number of jurisdictions.

7.3	Service of process

Without prejudice to any other mode of service, the Borrower:

a)
irrevocably appoints Wikborg Rein & Co., Kronprinsesse Märthas plass 1, P.O. Box 1513 Vika, N-0117 Oslo, Norway as its agent for service of process in relation to any proceedings before Norwegian courts in connection with any Finance Document; and

b)	agrees that failure by its process agent to notify it of the process will not invalidate the proceedings concerned.

8	COUNTERPARTS

This Addendum may be executed in counterparts.

***

APPENDIX 1

CONDITION PRECEDENT DOCUMENTS

1	CORPORATE AUTHORISATION – IN RESPECT OF THE BORROWER

a)	Certificate of Incorporation/Certificate of Registration (or similar);

b)	Memorandum and Articles of Association/Bye-laws (or similar);

c)	Resolutions passed at a board meeting evidencing:

(i)	the approval of the terms of, and the transactions contemplated by, this Addendum; and

(ii)
the authorisation of its appropriate officer or officers or other representatives to execute this Addendum and any other documents necessary for the transactions contemplated by this Addendum, on its behalf;

d)	Power of Attorney;

e)	Updated Good Standing Certificate/Certificate of Compliance;

f)	Secretary’s Certificate (notarised);

g)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above;

2	FINANCE DOCUMENTS

a)	This Addendum.

b)	Any amendments to the Security Documents or new Security Documents (and any perfection acts).

3	MISCELLANEOUS

a)	Evidence that the fee referred to in paragraph a) of Clause 5.2 (Conditions for temporary waiver under Clause 5.1) of this Addendum, has or will be paid on its due date;

b)	Documentary evidence that the agent for service of process named in Clause 7.2 (Service of Process) of the Addendum, has accepted its appointment; and

c)	Any other documents as reasonably requested by the Lender.

4	LEGAL OPINIONS

a)	A legal opinion from Seward & Kissel LLP relating to Marshall Islands law issues;

b)	A legal opinion from Seward & Kissel LLP relating to Liberian law issues; and

c)	Any such favourable legal opinions in form and substance satisfactory to the Lender from lawyers appointed by the Lender on matters concerning all relevant jurisdictions.

***

SIGNATORIES

The Borrower:
Seapowet Trading Ltd.	Nordea Bank Norge ASA
By: _________________________________	By: __________________________________
Name:	Name:
Title:	Title:

17 July 2009

We, B+H Ocean Carriers Ltd., agree to the above and confirm that the Guarantee shall continue to be in full force and effect and guarantee the obligations of the Borrower under the Amended Facility Agreement.

We confirm that the Security Interest created by the Security Documents to which the Guarantor is a party extend to the liabilities and obligations of the Borrower under the Amended Facility Agreement and the obligations arising under or in connection with the Amended Facility Agreement and the Security Documents constitute obligations secured under the Security Documents.

B+H Ocean Carriers Ltd.

By: _______________________

Name:

Title:

3371819/3